NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

Financial Contacts: Kathleen L. Quirk (225) 765-2207	David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

Freeport-McMoRan Copper & Gold Inc.
Announces 25 Percent Increase in Annual Common
Stock Dividend to $1.25 per Share and Declares
$0.50 per Share Supplemental Common Stock Dividend

BATON ROUGE, LA, November 1, 2005 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend to $1.25 per share (from $1.00 per share). The dividend will be payable quarterly ($0.3125 per share) beginning with the February 1, 2006 dividend payment. Based on approximately 185 million shares outstanding, the annual common stock dividend would approximate $231 million.

FCX also announced today that its Board of Directors declared a supplemental common stock dividend of $0.50 per share to be paid on December 30, 2005 to shareholders of record as of December 15, 2005. The supplemental dividend to be paid in December represents an addition to FCX’s regular quarterly common stock dividend. This is the fourth supplemental dividend, which have totaled $1.75 per share since the fourth quarter of 2004, including $0.25 per share in 2004 and $1.50 per share in 2005. The payment of this dividend will bring 2005 regular and supplemental dividends to $2.50 per share. The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. Based on approximately 185 million current shares outstanding, the supplemental dividend payment will approximate $92 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “These actions reflect the positive market conditions for our business, our strong operating results in 2005 and our improved financial position following the repayment of $566 million of debt during the first nine months of 2005. The increase in our regular common dividend reflects the positive outlook for the cash flow generating capacity of our long-lived, low-cost copper and gold reserves. Including the payment of the $0.50 per share supplemental dividend declared today, aggregate debt reduction, dividends and share purchases during 2005 would total $1.1 billion, including $450 million in common stock dividends. We remain committed to maintaining a strong balance sheet while returning cash to shareholders through dividends and share purchases. Our Board will continue to review market conditions in assessing our financial policy.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding dividend payments and purchases of the Company’s common stock. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
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